EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE KNOT, INC. NAMES JOHN MUELLER
CHIEF FINANCIAL OFFICER
Finance Executive Brings Extensive Public Company and Investment Banking Experience to Leading Lifestage Media Company

NEW YORK (September 2, 2008) -- The Knot, Inc. (NASDAQ: KNOT), a leading lifestage media company, announced today that it has named John Mueller as Chief Financial Officer. Current CFO Richard Szefc has elected to step down from the role after a successful nine-year career with the company. He will remain with The Knot through the end of September to ensure a smooth transition.

“Rich Szefc has been an exceptional CFO and advisor,” said Chief Executive Officer David Liu. “His unwavering dedication over the last nine years helped transition our great idea into a fast-growing and profitable company. I wish him the best of luck in his future endeavors.”

“It is now my pleasure to welcome John Mueller to our executive team,” Mr. Liu said. “He brings a wide range of experience in finance, investment banking, and providing counsel to high-growth public companies. I look forward to working alongside him as we continue to build the company.” In his role as Chief Financial Officer, Mueller will oversee the company’s financial and accounting functions, as well as investor relations.

“The Knot team has successfully established a leading brand and uniquely positioned the company to capitalize on an enormous market opportunity,” said Mr. Mueller. “I’m extremely excited to join this seasoned and highly focused management team where I can utilize my media and investment banking experience to assist in leveraging the superior platform they have built.”

Mueller joins The Knot from Genius Products, Inc., where he was Chief Financial Officer and Executive Vice President. In that role, he successfully managed the transition with the company’s new partner, The Weinstein Company, resulting in revenue growth from $22 million in 2005 to $474 million in 2007. In addition, he assisted in the expansion of 15 major content partners, completed the acquisition of a direct response marketing company, and was responsible for implementation of Sarbanes-Oxley compliance.

Prior to Genius Products, Mueller was Senior Vice President of Media Investment Banking for Jefferies & Company, Inc., where he provided strategic financial advisory services on mergers, acquisitions, and equity and debt offerings for entertainment and media clients, such as iVillage, Modem Media, IMAX, The Outdoor Channel, and Lion’s Gate Entertainment. Prior to Jefferies & Company, Mr. Mueller worked in the media and entertainment investment banking groups at Credit Suisse First Boston and SG Cowen Securities. Mr. Mueller began his career in finance working for Fortune 500 consumer packaged goods company Kimberly-Clark Corporation.

Mr. Mueller will be based at The Knot corporate headquarters in New York.

ABOUT THE KNOT INC.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com <http://www.theknot.com>), is a leading lifestage media company. The Company's flagship brand, The Knot, is the nation's leading wedding resource, reaching well over a million engaged couples each year through the #1 wedding website TheKnot.com. Other products from The Knot include The Knot national and local magazines, The Knot books (published by Random House and Chronicle), and television programming bearing The Knot name (aired on Style Network and Comcast). The Company also owns WeddingChannel.com, the most visited wedding gift registry website. The Company focuses on the newlywed-to-pregnancy lifestage with The Nest brand, with the popular lifestyle website TheNest.com, a home decor book series with Clarkson Potter, and The Nest magazine. Expecting and new parents are engaged by TheBump.com and local baby services and community site LilaGuide.com, and The Bump and LilaGuide print guides. Also under The Knot, Inc., umbrella are WeddingTracker.com, GiftRegistryLocator.com, party planning site PartySpot.com, and teen-oriented PromSpot.com. The Knot, Inc., is based in New York and has several other offices across the country.

Contact:

VMW Corporate & Investor Relations
Vicki Weiner or Sylvia Dresner, 212-616-6161
info@vmwcom.com